Exhibit 4.1

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. EXCEPT AS OTHERWISE PROVIDED IN THIS WARRANT AND THE PURCHASE AGREEMENT REFERENCED IN THIS WARRANT, THIS WARRANT MAY NOT BE OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE WARRANT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE OR OTHER LAWS AS MAY BE APPLICABLE, OR RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THIS WARRANT IS SUBJECT TO OTHER RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 5 HEREOF.

TAYLOR CAPITAL GROUP, INC.

Incorporated Under the Laws of the State of Delaware

STOCK PURCHASE WARRANT

Warrant No. SWA-36	Original Issue Date: October 21, 2010

CUSIP 876851 130

THIS CERTIFIES THAT, for value received, Prairie Capital IV, L.P., or its permitted assigns (the “Holder”), is entitled to subscribe for and purchase during the period specified in Section 1 hereof 44,525 fully paid and non-assessable shares of Common Stock, $.01 par value (“Common Stock”), of TAYLOR CAPITAL GROUP, INC., a Delaware corporation (the “Company”), at a per share price equal to the Warrant Price, subject to the provisions and upon the terms and conditions hereinafter set forth. Capitalized terms used herein, but not otherwise defined, shall have meanings provided in Section 10 of this Warrant.

This Warrant was originally issued pursuant to the Securities Purchase Agreement (as may be amended, modified or restated from time to time), dated May 21, 2010, by and among the Company, the initial Holder and the other investors party thereto (the “Purchase Agreement”). The Holder acknowledges that this Warrant was issued in connection with a private placement (the “Debt Placement”) of up to $37,500,000 in subordinated notes (the “Notes”) by the Company, in which each investor in the Debt Placement is receiving a warrant on the same terms as this Warrant to purchase twenty-five (25) shares (subject to adjustment as provided herein) of Common Stock for every $1,000 in face amount of the Notes purchased in the Debt Placement. Accordingly, the Company is issuing, in the aggregate, warrants to purchase an aggregate of up to nine hundred thirty-seven thousand five hundred (937,500) shares (subject to adjustment as provided herein) of Common Stock on the terms set forth below (collectively, including this Warrant, the “Aggregate Warrants”) in connection with the Debt Placement. Notwithstanding that this Warrant was issued in connection with, and as part of, the Debt Placement, this Warrant is detachable from the Notes purchased in the Debt Placement and transferable separate from such Notes, but subject to the terms, conditions, limitations and restrictions set forth in Section 5 of this Warrant.

1.

Duration. The right to subscribe for and purchase shares of Common Stock represented hereby shall commence on the Original Issue Date, and shall expire at 5:00 p.m., Chicago time, on May 28, 2015 (the “Expiration Date”); provided, that if the Expiration Date would otherwise occur on a day on which banking institutions are required or authorized by law to close in Chicago, Illinois (a “Bank Holiday”), then the Expiration Date shall be the next succeeding day which shall not be a Bank Holiday. From and after the Expiration Date, this Warrant shall be null, void and of no further force or effect.

2.	Method of Exercise; Payment; Issuance of New Warrant.

a)

The holder hereof may exercise this Warrant, in whole or in part, at the times and subject to the conditions set forth in Section 1 hereof, by the surrender of this Warrant (with the subscription form attached hereto duly executed) at the principal office of the Company, together with payment in the aggregate amount equal to the Warrant Price multiplied by the number of shares of Common Stock being purchased. At the option of Holder, payment of the Warrant Price may be made either (i) in cash, by wire transfer of immediately available United States federal funds or by bank certified, treasurer’s or cashier’s check payable to the order of the Company, (ii) by cashless exercise in accordance with Section 2(b), or (iii) by any combination of the foregoing methods.

b)

In lieu of exercising this Warrant in cash, the Holder may elect to receive shares of Common Stock equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder hereof a number of shares of Common Stock computed using the following formula:

Y (A - B)
X =	A

  Where

X —	The number of shares of Common Stock to be received upon such cashless exercise of this Warrant pursuant to this Section 2(b) (the “Net Number”).
Y —	The total number of shares for which this Warrant is exercised pursuant to such cashless exercise.
A —	The Market Value (as defined below) of one share of Common Stock.
B —	The Exercise Price (as adjusted to the date of such calculations).

Any reference in this Warrant to “exercise” of this Warrant, and the use of the term “exercise” herein, shall be deemed to include, without limitation, any cashless exercise pursuant to this Section 2(b).

c)

Notwithstanding anything contained herein to the contrary, in the event that a Conversion Date occurs, the Company at any time within ninety (90) days after any such Conversion Date, may, at the Company’s sole election, effective immediately upon notice delivered to the Holder, convert this Warrant, and thereby extinguish all exercise rights of the Holder hereunder, by issuance to the Holder of the Net Number of shares of Common Stock, determined according to Section 2(b) above, then issuable upon exercise of this

Warrant in full in a “cashless exercise,” provided that the Company exercises such election with respect to all of the Aggregate Warrants then outstanding.

d)

In the event of any exercise of the rights represented by this Warrant in accordance with Section 2(a), (i) stock certificates for the shares of Common Stock so purchased shall be delivered to the Holder, and, in the event the Warrant has not been exercised in full, a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder, and (ii) stock certificates for the shares of Common Stock so purchased shall be dated the date of exercise of this Warrant (with the required payment of the aggregate Warrant Price unless payable by cashless exercise pursuant to Section 2(b) or (c)), and the Holder exercising this Warrant shall be deemed for all purposes to be the holder of the shares of Common Stock so purchased as of the date of such exercise (with the required payment of the aggregate Warrant Price unless payable by cashless exercise in accordance with Section 2(b) or (c)). Such stock certificates (and new Warrant, if applicable) shall be delivered to the holder hereof within a reasonable time, not exceeding five Business Days (as defined in the Purchase Agreement), after this Warrant shall have been so exercised. Each stock certificate so delivered shall be in such denominations as may be requested by the Holder and shall be registered in the name of the Holder or such other name (upon compliance with the transfer requirements hereinafter set forth) as shall be designated by said Holder. The Company shall pay all taxes (other than income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of the Holder) and other expenses and charges payable in connection with the issuance and delivery of shares of Common Stock (and new Warrants, if applicable) upon any exercise of this Warrant; except that, in case such shares of Common Stock shall be registered in a name or names other than the Holder or its nominee, funds sufficient to pay all stock transfer taxes which shall be payable in connection with the execution and delivery of such stock certificates shall be paid by the Holder to the Company at the time of the exercise of this Warrant.

e)

Notwithstanding any other provision hereof, if any exercise of any portion of this Warrant is made in connection with a registered public offering or the sale of the Company (regardless of how structured), such exercise may be conditioned, at the election of the Holder, upon the consummation of such public offering or sale of the Company, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

f)

If a fractional share of Common Stock would be issuable upon exercise of this Warrant, the Company shall, as soon as reasonably practicable after the date of exercise, deliver to the Holder a check payable to the Holder, in lieu of such fractional share, in an amount equal to the Market Value of such fractional share of Common Stock.

3.	Adjustment of Warrant Price and Number of Shares.

a)

The Warrant Price and the number of shares of Common Stock purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events occurring after the Original Issue Date, as follows:

i)

Reclassification, Consolidation or Merger. In case of any reclassification or change of outstanding Common Stock issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another Company (other than a merger with another corporation in which the Company is the surviving corporation and which does not result in any reclassification or change other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of outstanding Common Stock issuable upon such conversion) the rights of the holders of this Warrant shall be adjusted in the manner described below:

(1)

In the event that the Company is the surviving corporation, the Warrant shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon exercise thereof the holder of this Warrant shall procure, in lieu of each share of Common Stock theretofore issuable upon such exercise, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by the holder of each share of Common Stock issuable upon such exercise had exercise occurred immediately prior to such reclassification, change, consolidation or merger. This Warrant (as adjusted) shall be deemed to provide for further adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this clause (1) shall similarly apply to successive reclassifications, changes, consolidations and mergers.

(2)

In the event that the Company is not the surviving entity, the surviving entity shall, without payment of any additional consideration therefor, issue new Warrants, providing that upon exercise thereof the holder thereof shall procure in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by the holder of each share of Common Stock issuable upon exercise of this Warrant had such exercise occurred immediately prior to such reclassification, change, consolidation or merger. Such new Warrants shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this clause (2) shall similarly apply to successive reclassifications, changes, consolidations and mergers. The Company shall not enter into any transaction subject to the provisions of this Section 3(a)(i)(2) unless the surviving entity in such transaction agrees in writing to issue new Warrants in accordance with the terms and conditions of this Section 3(a)(i)(2) and comply with the terms and conditions of such new Warrants.

ii)	Subdivision or Combination of Shares. If the Company, at any time while any of this Warrant is outstanding, shall subdivide or combine its Common Stock, the Warrant

Price shall be proportionately reduced, in case of subdivision of shares, as of the effective date of such subdivision, or shall be proportionately increased, in the case of combination of shares, as of the effective date of such combination. In the event that a record date is set with respect to any such subdivision, and this Warrant is exercised after such record date but prior to the effective date of such subdivision, upon the effectiveness of such subdivision, the Company shall issue the Holder additional shares of Common Stock as if the Common Stock issued upon such exercise of the Warrant were outstanding on the record date with respect to such subdivision, without the payment of any additional consideration.

iii)	Certain Dividends and Distributions. If the Company, at any time while any of this Warrant is outstanding, shall:

(1)

Stock Dividends. Pay a dividend payable in, or make any other distribution of Common Stock, the Warrant Price shall be adjusted, as of the date of such payment or dividend or other distribution, to that price determined by multiplying the Warrant Price by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution (plus in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued such fractional shares in connection with such dividend or distribution); provided that in the event that a record date is set with respect to any such dividend and distribution, and this Warrant is exercised after such record date but prior to the payment or other distribution of such dividend or other distribution, upon such payment or other distribution, the Company shall issue the Holder additional shares of Common Stock as if the Common Stock issued upon such exercise of this Warrant were outstanding on the record date with respect to such dividend or other distribution, without the payment of any additional consideration.

(2)

Liquidating Dividends, etc. Make a distribution of its property to the holders of its Common Stock as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of funds legally available for dividends under the laws of the State of Delaware, the holders of this Warrant shall, upon exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable hereupon, and without payment of any consideration therefor, a sum equal to the amount of such property as would have been payable to them as owners of that number of shares of Common Stock of the Company receivable upon such exercise, had they been the holders of record of such Common Stock on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution.

(3)

Purchase Rights. If at any time the Company grants, issues or sells any options, warrants, convertible securities or other rights to purchase stock, warrants, options, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then the Holder of this Warrant shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

iv)

Adjustment of Number of Shares. Upon each adjustment in the Warrant Price pursuant to any provision of this Section 3(a), the number of shares of Common Stock issuable upon exercise hereof shall be adjusted, to the nearest one hundredth of a whole share, to the product obtained by multiplying the number of shares issuable upon exercise hereof immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

b)

Notice of Adjustments. Whenever any Warrant Price shall be adjusted pursuant to Section 3 hereof, the Company shall make a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Price after giving effect to such adjustment, and shall cause copies of such certificate to be delivered by first-class mail or postage prepaid) or by facsimile to the holder of this Warrant at its address or facsimile number shown on the books of the Company. The Company shall make such certificate and deliver it to each Holder promptly after each adjustment.

c)

Default in Obligations Regarding Par Value. If the Company shall default in its obligation pursuant to the last sentence of Section 4(a) hereof such that the par value per share of Common Stock would be greater than the Warrant Price that, absent the limitation contained in the last sentence of Section 4(a), would have been in effect pursuant to this Section 3, then the Warrant Price shall be an amount equal to the par value per share of Common Stock but the number of shares the holder of this Warrant shall be entitled to purchase shall be such greater number of shares of Common Stock as would have resulted from the Warrant Price that, absent the limitation contained in the last sentence of Section 4(a), would have been in effect pursuant to this Section 3. The foregoing adjustment shall not constitute a waiver of any claim arising against the Company by reason of its default under the agreement contained in the last sentence of Section 4(a) of this Warrant.

4.	Covenants.

a)

The Company covenants and agrees that all shares of Common Stock issued upon exercise of this Warrant will, upon issuance, be fully paid and nonassessable and free from preemptive rights and any liens and charges with respect to the issuance thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of Common Stock to provide for the exercise in full of such purchase rights (including any and all shares as to which the right to acquire such shares has not been forfeited pursuant to Section 1 hereof). Furthermore, and without limiting the generality of the foregoing, the Company covenants and agrees that it will from time to time take all such action as may be required to assure that the par value per share of Common Stock is at all times equal to or less than the effective Warrant Price.

b)

The Company agrees that it shall not close its books against the transfer of this Warrant or of any shares of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

c)

The Company shall cooperate with the Holder if the Holder is required to make any governmental filings or obtain any governmental approvals prior to, or in connection with, the exercise of Warrants (including making any filings required to be made by the Company). The Company shall take all such actions as may be reasonably necessary to ensure that all shares of Common Stock issuable upon exercise of the Warrants may be issued in accordance with the terms and conditions of the Warrants without violation of any applicable law or regulation of any governmental entity or self regulatory organization or any requirement of any securities exchange or trading system on which the shares of Common Stock are listed or eligible for trading (except for official notice of issuance, which (to the extent required) shall be delivered immediately by the Company upon each such issuance).

d)

If any securities issuable upon exercise of this Warrant are then convertible into or exchangeable for any other stock or securities of the Company (“Other Securities”), the Company shall, at the Holder’s option and upon exercise of this Warrant by the Holder as provided herein, together with any notice, statement or payment required to effect such conversion or exchange, deliver to the Holder (or such other Person specified by such Holder) a certificate or certificates representing the Other Securities into which the securities issuable upon such exercise of this Warrant are convertible or exchangeable, registered in such name or names and in such denomination or denominations as the Holder has specified.

e)

The Company shall not by any action, including, without limitation, amending its charter documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the foregoing, the Company shall take all action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, free and clear of all mortgages, pledges, hypothecations, claims, charges, security interests, encumbrances, adverse claims, options, liens, put or call rights, rights of first offer or refusal, proxies, voting rights or other restrictions or limitations of any nature whatsoever (collectively, “Liens”), other than Liens created by the actions of the Holder.

f)

The Company shall provide each Holder with not less than 10 days prior written notice in the event that the Company closes its books or sets a record date (i) with respect to either a dividend or distribution upon the Common Stock or a subscription offer to the holders of Common Stock or (ii) for determining rights to vote with respect to any merger, consolidation, reorganization, restructuring or similar transaction (including, without limitation, the dissolution or liquidation of the Company). The Company shall also provide the Holder not less than 20 days prior written notice of the consummation of any such transaction.

5.	Transfer and Exchange.

a)

On and after the Original Issue Date, this Warrant shall be transferable with respect to all of the shares of Common Stock issuable upon exercise of this Warrant. Any transfer of this Warrant shall be subject to the further terms, conditions, limitations and restrictions set forth in clauses (b) through (g) of this Section. For the avoidance of doubt, nothing in this Section 5(a) shall prohibit or otherwise affect the right to transfer any shares of Common Stock received upon the exercise of this Warrant.

b)

The transfer of this Warrant and all rights hereunder, in whole or in part, is registrable at the office or agency of the Company referred to below by the Holder, in person or by his duly authorized attorney, upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the Holder, when this Warrant shall have been so endorsed, may be treated by the Company and all other Persons dealing with this Warrant as the absolute owner and holder hereof for any purpose and as the Person entitled to exercise the rights represented by this Warrant, or to the registration of transfer hereof on the books of the Company; and until due presentment for registration of transfer on such books the Company may treat the Holder as the owner and holder for all purposes, and the Company shall not be affected by notice to the contrary.

c)	The Holder of this Warrant, by the acceptance hereof, represents that it is acquiring this Warrant, and upon exercise hereof will acquire the Warrant and the shares of Common

Stock issuable upon exercise hereof (collectively, including this Warrant, the “Warrant Securities”), for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of the Warrant Securities, except pursuant to sales registered or exempted under the Securities Act. The Holder further represents, by acceptance hereof, that, as of this date, such Holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act (an “Accredited Investor”). The delivery of this Warrant for exercise shall constitute confirmation at such time by the Holder of the representations concerning the Warrant Securities set forth in the first two sentences of this Section 5(c), unless contemporaneous with the delivery of this Warrant for exercise, the Holder notifies the Company in writing that it is not making such representations (a “Representation Notice”). If the Holder delivers a Representation Notice in connection with an exercise, it shall be a condition to such Holder’s exercise of this Warrant and the Company’s obligations set forth in Section 2 in connection with such exercise, that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state securities laws, and the time periods for the Company’s compliance with its obligations set forth in Section 2 shall be tolled until such Holder provides the Company with such other representations.

d)

The Holder, by acceptance of this Warrant, understands that the Warrant Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being or will be acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations neither this Warrant nor the shares of Common Stock issuable upon its exercise may be resold without registration under the Securities Act or under certain other limited circumstances. The Holder further agrees, by acceptance of this Warrant that it will not offer or sell this Warrant or any shares of Common Stock issued upon exercise hereof in the absence of an effective registration statement for the Warrant or such shares of Common Stock, as applicable, under the Securities Act and such state or other laws as may be applicable, or receipt by the Company of a written opinion of counsel (provided that such counsel, and the form and substance of such opinion are reasonably acceptable to the Company) that such registration is not required; provided, however that no such opinion shall be required in connection with (i) a transaction pursuant to Rule 144 in which the Holder provides the Company with certifications reasonably requested by the Company regarding compliance with the terms and provisions of Rule 144 or (ii) a distribution of any Warrant Securities to an Affiliate of the Holder, so long as such Affiliate does not pay any consideration in connection with such distribution (other than issuance of equity interests in such Affiliate) and the Holder provides the Company with certifications reasonably requested by the Company in connection therewith. Furthermore, in the event the Holder offers or sells this Warrant or any shares of Common Stock issued upon exercise hereof pursuant to an effective registration statement for the Warrant or such shares of Common Stock, as applicable, under the Securities Act and such state or other laws as may be applicable, the Holder will not offer or sell or otherwise transfer any Warrant Securities except pursuant to, and in compliance with, the “plan of distribution” set forth therein. Furthermore, it is agreed that each Warrant and any shares of Common Stock will include the appropriate variant of the following legend:

[THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN] [THIS WARRANT HAS NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. [EXCEPT AS OTHERWISE PROVIDED IN THE WARRANT UPON EXERCISE OF WHICH THE SHARES WERE ORIGINALLY ISSUED AND THE PURCHASE AGREEMENT REFERENCED IN SUCH WARRANT, THE SHARES][EXCEPT AS OTHERWISE PROVIDED IN THIS WARRANT AND THE PURCHASE AGREEMENT REFERENCED IN THIS WARRANT, THIS WARRANT] MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR [THE SHARES][THIS WARRANT] UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY AND ITS COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. THIS WARRANT IS SUBJECT TO OTHER RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 5 HEREOF.

The Holder of this Warrant and/or any Common Stock issued upon exercise hereof shall be entitled to receive, without expense to such Holder, a new certificate or Warrant, as the case may be, not bearing the above restrictive legend if (1) the Warrant Securities represented thereby shall have been effectively registered under the Securities Act and sold by the Holder thereof in accordance with such registration, (2) such Warrant Securities shall have been sold without registration under the Securities Act in compliance with Rule 144, as certified in writing by the Holder to the Company, or (3) the Company is reasonably satisfied that the Holder of such Warrant Securities shall, in accordance with the terms of Rule 144, be entitled to sell such Warrant Securities pursuant thereto without any restriction or limitation and without satisfaction of any current public information requirement thereunder.

e)

Register. The Company shall maintain, at the principal office of the Company, a register for the Warrants, in which the Company shall record the name and address of the Person in whose name a Warrant has been issued, as well as the name and address of each transferee and each prior owner of such Warrant. Within 10 days after the Holder shall by written notice request the same, the Company will deliver to such Holder a certificate, signed by one of its officers, listing the name and address of every other Holder of this Warrant, as such information appears in said register at the close of business on the day before such certificate is signed.

f)	Warrants Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the office or agency of the Company referred to in paragraph 5(e), for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by the Holder at the time of such surrender.

g)

Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any exchange, transfer or replacement, this Warrant shall be promptly cancelled by the Company. The Company shall pay all taxes (other than transfer taxes and income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of the Holder) and all other expenses and charges payable in connection with the preparation, execution and delivery of this Warrant.

6.

Notices. All notices, requests and other communications required or permitted to be given or delivered to the Company or the holders of Warrants shall be in writing, and shall be deemed properly given if hand delivered or sent by overnight courier with adequate evidence of delivery or sent by registered or certified mail, return receipt requested and, if to a Warrant holder, at such Warrant holder’s address as shown on the books of the Company or its transfer agent, and if to the Company at:

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, IL 60018

Attention: General Counsel

or such other addresses or Persons as the recipient shall have designated to the sender by written notice given in accordance with this Section. Any notice, request or other communication hereunder shall be deemed given when delivered in person, on the next business day after being sent by overnight courier, or on the second business day after being sent by registered or certified mail.

7.	Governing Law. This Warrant shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

8.	Remedies and Limitation of Liability.

a)

The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

b)	No provision hereof, in the absence of affirmative action by the Holder to purchase Common Stock upon the exercise of this Warrant, and no enumeration of the rights or privileges of the Holder, shall give rise to any liability of any Holder of this Warrant for the Warrant Price or any other amounts.

9.	Miscellaneous.

a)

Amendments. This Warrant and any provision hereof may be amended or waived only by an instrument in writing signed by either (i) the Holder of this Warrant, or (ii) the holders of a majority of the Aggregate Warrants then outstanding as measured by the number of shares of Common Stock issuable upon full exercise of all such Aggregate Warrants then outstanding (the “Majority Holders”), and in each case, signed by the Company if it is to be bound thereby; and each Holder acknowledges and agrees that it shall be bound by any such amendment or waiver so approved by the Majority Holders, provided that no such amendment or waiver shall be effective except to the extent it applies on an equivalent basis to all of the outstanding Aggregate Warrants. No consideration shall be offered or paid to any Holder to amend or consent to a waiver, amendment or other modification of any provision of the Agreement unless the same consideration is offered to all of the holders of the outstanding Aggregate Warrants.

b)

Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

10.	Definitions. For the purposes of this Warrant the following terms have the following meanings:

“Closing Price” shall mean, with respect to a share of Common Stock on any date of determination, the last reported sale price regular way of the Common Stock on the Nasdaq Global Select Market (or any successor thereto) on such date, as reported by Bloomberg Financial Markets (“Bloomberg”), or if the Common Stock is not traded on the Nasdaq Global Select Market (or any successor thereto) on any date of determination, the Closing Price of the Common Stock on such date of determination shall mean the last reported sale price regular way of the Common Stock on the principal U.S. national securities exchange on which the Common Stock is so listed on such date, as reported by Bloomberg, or if the Common Stock is not so listed on a U.S. national securities exchange, but is quoted on the OTC Bulletin Board (or any successor thereof), the last quoted bid price on such date for the Common Stock, as reported by Bloomberg, or if the Common Stock is not listed on a national securities exchange or quoted on the OTC Bulletin Board (or any successor thereof) on such date, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization on such date, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for this purpose.

“Conversion Date” means the first date on which the VWAP of the Common Stock equals or has exceeded 130% of the Warrant Price for at least 20 Trading Days within any period of 30 consecutive Trading Days occurring after May 28, 2013.

“Market Value” shall mean, in respect of a share of Common Stock on any date herein specified, the arithmetic average of the Closing Price on ten (10) consecutive Trading Days immediately preceding such date; provided, however, that in the event that any of the actions specified in Sections 3(a)(ii) or 3(a)(iii)(1) become effective on or after the first day of such fifteen day period the Company, then in calculating the Market Value, the Closing Prices for all Trading Days occurring on or after the effectiveness of such action shall be adjusted in the same manner as the Warrant Price is adjusted pursuant to such Sections hereof.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

“Securities Act” shall mean the Securities Act of 1933, as amended prior to or after the date hereof, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

“Trading Day” means any day on which the Common Stock is traded on its principal market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade, or actually trades, on such exchange or market for less than 4.5 hours.

“VWAP” per share of the Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page C UN <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the official open of trading on the relevant Trading Day until the official close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained for this purpose by the Company).

“Warrants” shall mean this Warrant, and any Warrants issued in substitution or replacement thereof, including without limitation, upon a permitted transfer hereof.

“Warrant Price” shall mean $12.28 per share, subject to adjustment pursuant to the provisions of Section 3 hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and issued on the date set forth below.

Dated: October 21, 2010	TAYLOR CAPITAL GROUP, INC.

	By:	/s/ Mark A. Hoppe
Name: Mark A. Hoppe
Title: Chief Executive Officer

EXHIBIT A

SUBSCRIPTION FORM

[To be executed only upon exercise of Warrant]

The undersigned registered owner of the attached Warrant irrevocably exercises such Warrant for the purchase of              shares of Common Stock of                              and herewith makes payment therefor, all at the price and on the terms and conditions specified in such Warrant, and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to                          whose address is                                          and, if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in such Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable hereunder be delivered to the undersigned.

The Warrant Price with respect to the shares of Common Stock is being paid by:

Wire Transfer in the amount of $

Bank certified, treasurer’s or cashier’s check in the amount of $

Cashless exercise

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

NOTICE:	The signature on this subscription must correspond with the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.